UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2006
ACCENTURE LTD
(Exact name of Registrant as specified in its charter)

Bermuda	001-16565	98-0341111
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)
Canon’s Court
22 Victoria Street
Hamilton HM12, Bermuda
(Address of principal executive offices)
Registrant’s telephone number, including area code: (441) 296-8262
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
(d) Appointment of New Directors
     On February 2, 2006, the Board of Directors of Accenture Ltd (the “Company”) appointed two new directors, upon the recommendation of its Nominating & Governance Committee. Each director will serve until the Company’s next annual general meeting of shareholders, when each director’s appointment will be subject to a vote of the Company’s shareholders.
     Nobuyuki Idei, 68, has been chief corporate advisor of Sony Corporation since June 2005. From June 2000 until June 2005, Mr. Idei was chairman and chief executive officer of Sony Corporation, and from June 1999 until June 2000, he was president and chief executive officer of Sony Corporation. Mr. Idei serves on the board of directors of Nestlé, S.A.
     Marjorie Magner, 56, is the former chairman and chief executive officer, Global Consumer Group, of Citigroup, Inc. Ms. Magner held various positions within Citigroup, including chief operating officer, Global Consumer Group, from April 2002 to August 2003 and chief administrative officer and senior executive vice president from January 2000 to April 2002.
     Mr. Idei will serve on the Nominating & Governance Committee of the Company’s Board of Directors, and Ms. Magner will serve on the Compensation Committee and Finance Committee of the Company’s Board of Directors.
     Mr. Idei and Ms. Magner each will receive standard compensation for his and her service on the Board of Directors of the Company and its various committees, as more fully described in the Company’s proxy statement related to its 2006 Annual General Meeting of Shareholders filed on December 21, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACCENTURE LTD
Date: February 2, 2006	By:	/s/ Douglas G. Scrivner
	Name:	Douglas G. Scrivner
	Title:	General Counsel and Secretary